Exhibit 5.1
[LETTERHEAD OF ICE MILLER]
June 29, 2009
Brightpoint, Inc.
7635 Interactive Way, Suite 200
Indianapolis, Indiana 46728
Gentlemen:
          You have requested our opinion with respect to the offering by you, Brightpoint, Inc., an Indiana corporation (the “Company”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), of up to 9,173,953 shares of the Company’s common stock (the “Plan Shares”) issuable under the Company’s 2004 Long-Term Incentive Plan (the “Plan”).
          We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon representations of executive officers of the Company.
          Based upon the foregoing, it is our opinion that the Plan Shares, when sold, paid for and issued as contemplated by the terms of the Plan, will be validly issued, fully paid and nonassessable.
          We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and to the use of our name as your counsel in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,
/s/ Ice Miller, LLP
Ice Miller, LLP